Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made as of June 20, 2013, by and between BLUEFLASH COMMUNICATIONS, INC., a Florida corporation (“BlueFlash”) and NEUROTROPE, INC., its wholly-owned Nevada subsidiary (“Neurotrope”) (BlueFlash and Neurotrope shall sometimes be referred to herein collectively as the “Constituent Corporations”).

BACKGROUND

A.

BlueFlash is a corporation duly organized and existing under the laws of the State of Florida.  Neurotrope is a corporation duly organized and existing under the laws of the State of Nevada.

B.

The authorized capital stock of BlueFlash consists of three-hundred million (300,000,000) shares of common stock, par value $0.0001 per share (“BlueFlash Common Stock”), of which 10,200,000 shares are issued and outstanding.  The authorized capital stock of Neurotrope consists of three-hundred and fifty million (350,000,000) shares, consisting of (a) three-hundred million (300,000,000) shares of common stock, $0.0001 par value (“Neurotrope Common Stock”), of which 100 shares are issued and outstanding, and (b) fifty million (50,000,000) shares of preferred stock, $0.0001 par value, of which no shares are issued and outstanding.

C.

The respective boards of directors of the Constituent Corporations deem it advisable and in the best interests of their respective corporations and stockholders that BlueFlash be merged with and into Neurotrope pursuant to the terms and conditions set forth in this Agreement (the “Merger”), and have approved this Agreement by resolutions duly adopted by them in accordance with the laws of their respective jurisdictions of incorporation.

D.

the Constituent Corporations wish to effect the Merger as a plan of reorganization in accordance with the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in accordance with applicable law, the parties hereto do hereby adopt the plan of reorganization encompassed by this Agreement, and do hereby agree that BlueFlash shall merge with and into Neurotrope in accordance with the following terms and conditions:

1.

MERGER

1.1

Merger; Surviving Corporation.

(a)

The effective time of the Merger (the “Effective Time”) will occur at the latest of: (i) the time and date that the stockholders of each of BlueFlash and Neurotrope have approved this Agreement and the Merger, (ii) the time and date that Articles of Merger are duly filed with the Secretary of State of the State of Florida with respect to the Merger, or such later date and time as is set forth therein, and (iii) the time and date that Articles of Merger are duly filed with the Secretary of State of the State of the State of Nevada with respect to the Merger, or such later date and time as is set forth therein.

(b)

At the Effective Time, BlueFlash will be merged with and into Neurotrope, with Neurotrope being the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the corporate existence of BlueFlash will cease, and the Surviving Corporation will succeed to all of the business, properties, assets, and liabilities of the Constituent Corporations.

1.2

Certificate of Incorporation and Bylaws.

(a)

From and after the Effective Time, the Certificate of Incorporation of Neurotrope, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation, until altered, amended, or repealed in accordance with the laws of the State of Nevada.

(b)

From and after the Effective Time, the Bylaws of Neurotrope, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation, until altered, amended, or repealed in accordance with the laws of the State of Nevada.

1.3

Directors and Officers.

(a)

The number of directors of Neurotrope immediately prior to the Effective Time will be the number of directors of the Surviving Corporation from and after the Effective Time, until such number is altered in accordance with the laws of the State of Nevada. The directors of Neurotrope immediately prior to the Effective Time will be the directors of the Surviving Corporation from and after the Effective Time and will hold office from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly appointed or elected and qualified.

(b)

The officers of Neurotrope immediately prior to the Effective Time will be the officers of the Surviving Corporation from and after the Effective Time and will hold the same offices from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly appointed or elected and qualified.

1.4

Shares; Certificates.

(a)

At the Effective Time, the shares of capital stock of BlueFlash will be converted into shares of capital stock of Neurotrope as follows:

(i)

each share of BlueFlash Common Stock issued and outstanding immediately before the Effective Time will, automatically and without further act of BlueFlash, Neurotrope, or any holder thereof, be extinguished and converted into 2.231 issued and outstanding and fully paid and non-assessable shares of Neurotrope Common Stock subject to the same terms, conditions, and restrictions, if any, as existed immediately before the Effective Time;

(ii)

any share of BlueFlash Common Stock held in the treasury immediately before the Effective Time will, automatically and without further act of BlueFlash or Neurotrope, be extinguished and converted into one fully paid and nonassessable share of Neurotrope Common Stock to be held in the treasury of Neurotrope subject to the same terms, conditions, and restrictions, if any, as existed immediately before the Effective Time.

(b)

Each person who, as a result of the Merger, holds one or more certificates representing one or more shares of BlueFlash Common Stock may surrender any such certificate to Neurotrope, and, upon such surrender, Neurotrope will, within a reasonable time, deliver to such person, in substitution and exchange therefor, one or more certificates evidencing the number of shares of Neurotrope Common Stock, that such person is entitled to receive in accordance with the terms of this Agreement, in substitution for the number of shares of BlueFlash Common Stock represented by each certificate so surrendered; provided, however, that no such holder will be required to surrender any such certificate until such certificate otherwise would be surrendered for transfer on the books of the issuing corporation in the ordinary course of business.

(c)

At the Effective Time, all of the shares of capital stock of Neurotrope issued or outstanding immediately before the Effective Time will, automatically and without further act of BlueFlash, Neurotrope, or any holder thereof, be cancelled and cease to exist, without any consideration being payable therefor.

2.

MISCELLANEOUS

2.1

Consent to Service Of Process.  Neurotrope hereby consents and agrees, effective as of the Effective Time, to be sued and served with process in the State of Florida in any proceeding for the enforcement of any obligations of BlueFlash and in any proceeding for the enforcement of the rights, if any, of a dissenting stockholder of BlueFlash against Neurotrope.  Neurotrope hereby irrevocably appoints the Secretary of State of the State of Florida as its agent to accept service of process in any such proceeding from and after the Effective Time.

2.2

Accounting Matters.  Except as herein provided with respect to the cancellation of the outstanding shares of BlueFlash, the assets, liabilities, reserves, and accounts of BlueFlash and Neurotrope will be taken up or continued on the books of Neurotrope in the respective amounts at which such assets, liabilities, reserves, and accounts have been carried on the books of BlueFlash and Neurotrope immediately before the Effective Time, subject to such adjustments, and such elimination of intercompany items, as may be appropriate to give effect to the Merger.

2.3

Expenses of Merger.  From and after the Effective Time, Neurotrope will pay all unpaid expenses of carrying this Agreement into effect and accomplishing the Merger.

2.4

Further Assurances.  If, at any time from and after the Effective Time, Neurotrope believes or is advised that any further assignment or assurance in law is necessary or desirable to vest in Neurotrope the title to any property or rights of BlueFlash, the proper officers of Neurotrope are hereby authorized, in the name of BlueFlash or otherwise, to execute and make all such proper assignments and assurances in law, and to do all other things necessary or proper to vest such property or rights in Neurotrope and otherwise to carry out the purposes of this Agreement.

2.5

Approval. This Agreement will be submitted for approval by the holders of BlueFlash Common Stock at an annual or special meeting of stockholders, or BlueFlash will acquire the necessary shareholder consents pursuant to applicable law.  The execution of this Agreement constitutes the approval hereof, and of the transactions contemplated hereby, by written consent of BlueFlash in its capacity as sole stockholder of Neurotrope.

2.6

Termination, Abandonment or Deferral. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either BlueFlash or Neurotrope or both, notwithstanding the approval of this Merger Agreement by the shareholders of BlueFlash or Neurotrope, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of BlueFlash and Neurotrope, such action would be in the best interest of such corporations.  In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto.

2.7

Amendment. At any time before the Effective Time and for any reason, this Agreement may be amended, notwithstanding approval of this agreement by the stockholders of BlueFlash or Neurotrope, by an agreement in writing executed in the same manner as this Agreement; provided, however, that after approval of this Agreement by the stockholders of BlueFlash, this Agreement may not be amended, without such further approval as is required by law, to the extent that such amendment would: (i) alter or change the amount or kind of shares to be received by the stockholders of Neurotrope or BlueFlash in the Merger, (ii) alter or change any term of the Articles of Incorporation of Neurotrope, or (iii) effect any alteration or change that would adversely affect the stockholders of BlueFlash or Neurotrope.

2.8

Counterparts.  In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Agreement, having first been duly approved by the Board of Directors of BlueFlash and Neurotrope, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

BLUEFLASH COMMUNICATIONS, INC.,

a Florida corporation

By: /s/ Ronald A. Warren

Name: Ronald A. Warren

Title:  President

NEUROTROPE, INC.,

a Nevada corporation

By: /s/ Ronald A. Warren

Name:  Ronald A. Warren

Title:  President

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